Exhibit 99.2

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Following are some of the key points regarding PDL’s second quarter 2014 financial and business results.
Net Income
Net income in the second quarter of 2014 was $92.1 million, or $0.52 per diluted share as compared with net income in the second quarter of 2013 of $93.7 million, or $0.62 per diluted share. Net income for the first six months of 2014 was $164.9 million, or $0.94 per diluted share as compared with net income in the first six months of 2013 of $147.2 million, or $0.96 per diluted share.

2014 Dividends

•
On January 29, 2014, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. On June 12, 2014, PDL paid the second quarterly dividend to stockholders of record totaling $24.0 million using earnings generated in the second quarter of 2014.

Accounting for Depomed Transaction

•
In the second quarter of 2014, after consultation with our auditor’s and the Office of Chief Accountant of the SEC, PDL recorded a change in accounting related to its acquisition of royalty rights from Depomed. As part of this change, PDL has elected to measure these assets at fair value. The change in fair value along with net cash royalties received from Depomed is currently presented as a component of “royalty rights - change in fair value” in PDL’s condensed consolidated statements of income. Of the $34.5 million recognized in royalty rights for the quarter ended June 30, 2014, $25.8 million were net cash royalty receipts from Depomed and $8.7 million was the net increase in fair value including prior period adjustments.

•	The cost of revenue caption, previously reported in the first quarter of 2014 was reversed in the second quarter and will no longer be reported.

•	The change in accounting is further described in Correction of an Immaterial Error section below.

Accounting Reclassification

•
In recognition of its transitioning business model to acquire new revenue generating assets, PDL reclassified $12.6 million in interest income in the quarter ended June 30, 2014 related to interest from its notes receivable to interest revenue, which compares to $4.9 million in interest revenue for the second quarter of 2013. The reclassification of $21.7miilion and $8.7milllion was also made for the six months ended June 30, 2014 and 2013, respectively.

Updates on Approved Royalty Bearing Products

•
The second quarter 2014 royalty payment received from Genentech products was for worldwide net sales in the first quarter 2014. Prior to 2014, PDL's second quarter royalty revenue was historically the highest amount of any quarter because the applicable tiered royalty rate was three percent. However, as aggregate net sales increased with each subsequent quarter, the tiered royalty rate declined, dropping to one percent in PDL’s third, fourth and first quarters. As a result, the blended royalty rate for all of 2013 for Genentech Products was 1.9 percent. The settlement with Genentech resulted in a single fixed royalty rate of 2.125 percent, which results in more uniform royalty revenue on a quarter to-quarter basis in the current fiscal year. Thus, this decrease in Queen et al. related royalties between the second quarters of 2013 and 2014 is a function of the transition to the new fixed royalty rate, which new royalty rate is anticipated to result in greater royalties to PDL when measured on an annual basis

Avastin® (bevacizumab):

•	On July 24, 2014, Genentech/Roche reported that 1H14 worldwide sales were $3.778 billion* and increased by 6%.

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

•
On July 21, 2014, Genentech announced that its application for approval for the treatment of recurrent platinum-resistant ovarian cancer in US had been granted priority review with a PDUFA date of November 19, 2014.

•	On August 6, 2014, Roche reported EU approval for the treatment of ovarian cancer that is resistant to platinum-based chemotherapy.

•	On August 14, 2014, Genentech announced US approval for the treatment of persistent, recurrent or metastatic cervical cancer in the US in combination with chemotherapy.

Herceptin® (trastuzumab):

•	On July 24, 2014, Genentech/Roche reported that 1H14 worldwide sales were $3.76 billion* and increased by 6%.

•	Subcutaneous formulation being rapidly adopted in vast majority of EU.

Lucentis® (ranibizumab):

•	On July 24, 2014, Genentech/Roche reported that 1H14 US sales were $1 billion* and increased by 6%.

◦	AMD and RVO: Stable use and increasing size of market but potential competition in BRVO in 2H14.

◦	DME: Increasing patient share but also expecting competition in 2H14.

•	On July 17, 2014, Novartis reported that 2Q14 ex-US sales were $619 million and increased by 7% over 2Q13.

•	On August 7, 2014, Genentech filed in US for approval for treatment of diabetic retinopathy.

◦	Diabetic retinopathy is the leading cause of new cases of blindness of working-age people.

Tysabri® (natalizumab):

•	On July 23, 2014, Biogen Idec reported that 2Q14 worldwide sales were $533 million.

Xolair® (omalizumab):

•	On July 24, 2014, Genentech/Roche reported that 1H14 US sales were $533 million* and increased by 19%.

•	On July 17, 2014, Novartis reported that 2Q14 ex-US sales were $197 million and increased by 30% over 2Q13.

•	On March 6, 2014, Novartis reported that the EU had approved Xolair as an add on therapy for chronic spontaneous idiopathic urticaria.

•	On March 21, 2014, Genentech/Roche announced that the FDA had approved Xolair for chronic idiopathic urticaria.

Actemra® (tocilizumab):

•	On July 24, 2014, Genentech/Roche reported that 1H14 worldwide sales were $693 million* and increased by 22% year over year.

•	On April 28, 2014, Roche announced approval of the subcutaneous formulation in EU.

•	On October 21, 2013, Genentech/Roche announced approval of the subcutaneous formulation in US.

Perjeta® (pertuzumab):

•	On July 24, 2014, Genentech/Roche reported 1H14 worldwide sales were $473 million* and increased by 276% year over year.

Kadcyla® (TDM-1 or ado-trastuzumab emtansine):

•	On July 24, 2014, Genentech/Roche reported 1H14 worldwide sales were $277 million* and increased by 188%.

Gazyva™ (Obinutuzumab or GA101):

•	On July 24, 2014, Genentech/Roche announced 1H14 US sales of $22 million.

◦	Gazyva was approved in the US on November 1, 2013, for previously untreated chronic lymphocytic leukemia (CLL) in combination with chlorambucil.

•	On July 29, 2014, Roche announced EU approval for first line treatment of CLL with chlorambucil.

* Assumes CHF1=USD1.22

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Update on Wellstat Diagnostics

In June of 2014, PDL received information from Wellstat Diagnostics that showed that it was generally unable to pay its debts as they became due. This constituted an Event of Default under the amended and restated credit agreement. Wellstat Diagnostics entered into a transaction involving another lender in coordination with PDL, pursuant to which Wellstat Diagnostics obtained additional short term funding for its operations. At the same time, PDL entered into the First Amendment to Amended and Restated Credit Agreement with Wellstat Diagnostics. The material terms of the amendment include the following: (1) Wellstat Diagnostics acknowledged that an Event of Default had occurred, (2) PDL agreed to forbear from immediately enforcing its rights for up to sixty (60) days, so long as the other lender provided agreed levels of interim funding to Wellstat Diagnostics; and (3) PDL obtained specified additional information rights with regard to Wellstat Diagnostics’ financial matters and investment banking activities.

On August 5, 2014, PDL received notice that the short term funding being provided pursuant to the agreement with the other lender entered into during June 2014, was being terminated. Wellstat Diagnostics remained in default because it was still unable to pay its debts as they became due. Accordingly, PDL delivered a notice of default to Wellstat Diagnostics, due to its on-going failure to pay its debts as they become due and Wellstat Diagnostics’ failure to comply with certain covenants by the contractually specified deadlines. The notice given accelerates all obligations under the amended and restated credit agreement and demands immediate payment in full in an amount equal to approximately $54 million and demands that Wellstat Diagnostics protect and preserve all collateral securing its obligations.

PDL’s intent in these actions is to place the Company in the best possible position to recover the full amount due. Our actions are designed to preserve and protect the collateral in the event that PDL elects to pursue a foreclosure sale and to put the guarantors on notice of our intent to collect on the loan from them to the extent possible. We will remain flexible in determining our ultimate course of action. For example, we may forbear in exercising our remedies if Wellstat Diagnostics is able to secure additional funding, either through a third party loan or through an equity placement. We would note that Wellstat Diagnostics has been successful in the past in finding third party funding to continue its operations, but we are unable to ascribe a likelihood of success to their current efforts.

Other examples of actions that PDL may take include:

o   We may proceed with a foreclosure sale of the assets of Wellstat Diagnostics in which PDL holds a perfected first priority lien.  The Wellstat Diagnostics collateral includes, for example, hard assets of the company, such as models of their diagnostics systems, their assays, computers and lab equipment; intellectual property such as patents, trade secrets, experimental data and engineering plans; and licenses to intellectual property covering aspects of Wellstat Diagnostics’ assay technology.  A sale process would be conducted in accordance with applicable law as well as certain conditions on the transfer of intellectual property licenses owned by Wellstat Diagnostics.  If PDL finds a buyer at an acceptable price, it may conduct a private foreclosure sale under Article 9 of the UCC.  If not, PDL may conduct a public foreclosure sale and at any such public sale PDL would have the right to credit bid part or all of its secured claims.

o   If PDL’s credit bid results in PDL owning the asset, PDL would evaluate its options with regard to monetizing such assets at that time.

o    We may elect to collect amounts due from the guarantors of the loans which include certain affiliates and related companies of Wellstat Diagnostics as well as two shareholders of Wellstat Diagnostics and related companies. Such an action may be subject to higher priority liens of third party lenders to the Wellstat affiliated companies.  It is also possible that efforts to collect from guarantors will require legal action.  Further, we would decide to seek to collect any deficiency in the amount generated in a foreclosure sale of Wellstat Diagnostics’ assets from one or more of the guarantors after the foreclosure sale is completed and the amount of the deficiency, if any, is determined.

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Correction of an Immaterial Error

We previously disclosed that we had received a comment letter from SEC staff regarding our accounting for the Depomed Royalty Agreement and were engaged in discussions with them. The SEC staff asked us to explain why the transaction was accounted for as the acquisition of intangible assets as opposed to that of financial assets.

While significant judgment is required to determine the appropriate accounting for this transaction as either the acquisition of intangible assets or financial assets, we have concluded, after consultation with our auditor’s and the Office of Chief Accountant of the SEC, that it should be treated as a Level 3 financial asset. This is a change to the previously reported accounting as an intangible asset. An important fact in this determination is that we only receive the rights to cash (and not necessarily the intellectual property of the asset).

We expect that future royalty transactions (where we do not acquire intellectual property rights) will be accounted for in a manner similar to that now being applied to Depomed, including our recent royalty transaction with the Viscogliosi Brothers.

Based upon this treatment as a financial asset, we recorded a correction to an error related to our acquisition of royalty rights from Depomed. Consistent with accounting for Depomed as a financial asset, we will now measure it at fair value. The change in fair value along with net cash royalties received from Depomed is currently presented as a component of “royalty rights - change in fair value” in PDL’s income statements. The estimated fair value is determined by using a discounted cash flow analysis related to the expected future cash flows to be received. In addition, the previously recorded non-cash cost of royalty revenues (amortization of the intangible asset) was reversed and will no longer be reported.

Of the $34.5 million recognized in royalty rights for the quarter ended June 30, 2014, $25.8 million were net cash royalty receipts from Depomed and $8.7 million was the net increase in fair value including prior period adjustments. The change in fair value includes a reduction in fair value of $4.9 million in Q2 offset by a gain of $13.6 million from the prior period adjustments booked in Q2. Going forward, we would expect the net royalty receipts received from Depomed to be offset by a similar reduction in fair value to Q2 unless we increase our cash flow analysis and or change inputs related to timing of future sales and discount rates applied to the cash flow.

We determined that a retrospective revision due to the correction of an error was not required. The prospective change is reflected in the current period ending June 30, 2014 as a component of “Royalty rights - change in fair value” in our condensed consolidated statements of income.

The following tables detail the adjustments if they were affected in the prior period:

For the year ended December 31, 2013 (in thousands)
Amounts in 000's	As Filed	Adjustments	As Corrected	% Change
Total Revenues	$442,921	$190	$443,111	0%
Operating Income	$407,529	$5,013	$412,542	1.2%
Pre-tax Income	$401,876	$5,013	$406,889	1.2%
Net Income	$264,530	$3,184	$267,714	1.2%
EPS:
Basic	$1.89	$0.02	$1.91	1.1%
Diluted	$1.66	$0.02	$1.68	1.2%

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

For the three months ended March 31, 2014 (in thousands)
Amounts in 000's	As Filed	Adjustments	As Corrected	% Change
Total Revenues	$139,664	$1,669	$141,333	1.2%
Operating Income	$123,151	$12,786	$135,937	10.4%
Pre-tax Income	$115,604	$12,786	$128,390	11.1%
Net Income	$72,883	$8,121	$81,004	11.1%
EPS:
Basic	$0.48	$0.05	$0.53	10.4%
Diluted	$0.44	$0.05	$0.49	11.4%

Adjustments for the three months ended March 31, 2014 include the unadjusted effects for the year ended December 31, 2013.

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new income generating assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Royalty Revenue by Product ($ in 000's) *
Avastin	Q1	Q2	Q3	Q4	Total
2014	40,538	38,924	—	—	79,462
2013	33,234	46,720	32,224	32,287	144,464
2012	23,215	41,670	25,955	30,041	120,882
2011	22,283	41,967	23,870	22,886	111,006
2010	16,870	44,765	29,989	24,922	116,547
2009	13,605	35,161	21,060	15,141	84,966
2008	9,957	30,480	19,574	12,394	72,405
2007	8,990	21,842	17,478	9,549	57,859
2006	10,438	15,572	15,405	12,536	53,952

Herceptin	Q1	Q2	Q3	Q4	Total
2014	37,863	38,292	—	—	76,155
2013	30,287	47,353	30,961	33,038	141,640
2012	25,702	44,628	30,433	28,307	129,070
2011	25,089	42,209	31,933	21,812	121,042
2010	23,402	38,555	27,952	25,441	115,350
2009	16,003	32,331	26,830	18,615	93,779
2008	14,092	34,383	28,122	20,282	96,880
2007	19,035	28,188	22,582	14,802	84,608
2006	15,142	19,716	21,557	20,354	76,769

Lucentis	Q1	Q2	Q3	Q4	Total
2014	17,104	16,777	—	—	33,881
2013	12,032	30,066	13,536	12,127	67,760
2012	10,791	27,938	12,552	11,097	62,377
2011	8,878	24,313	12,157	10,750	56,099
2010	7,220	19,091	10,841	8,047	45,198
2009	4,621	12,863	8,123	6,152	31,759
2008	3,636	11,060	7,631	4,549	26,876
2007	2,931	6,543	6,579	3,517	19,570
2006	—	—	289	3,335	3,624

Xolair	Q1	Q2	Q3	Q4	Total
2014	9,559	9,099	—	—	18,658
2013	5,930	10,025	7,334	7,330	30,619
2012	5,447	8,609	6,504	6,145	26,705
2011	4,590	7,621	5,916	5,823	23,949
2010	3,723	6,386	4,980	4,652	19,741
2009	2,665	5,082	4,085	3,722	15,553
2008	1,488	4,866	3,569	2,927	12,850
2007	1,684	3,942	3,332	2,184	11,142
2006	2,263	2,969	3,041	2,495	10,768

Perjeta	Q1	Q2	Q3	Q4	Total
2014	3,892	4,385	—	—	8,277
2013	340	1,414	748	879	3,381
2012	—	—	58	250	308

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Royalty Revenue by Product ($ in 000's) *
Kadcyla	Q1	Q2	Q3	Q4	Total
2014	2,393	2,491	—	—	4,884
2013	—	551	830	859	2,240

Tysabri	Q1	Q2	Q3	Q4	Total
2014	12,857	13,350	—	—	26,207
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237

Actemra	Q1	Q2	Q3	Q4	Total
2014	3,446	3,932	—	—	7,378
2013	2,631	2,816	2,939	3,744	12,131
2012	1,705	2,074	2,145	2,462	8,385
2011	913	1,136	1,401	1,460	4,910
2010	1,587	237	315	688	2,827
2009	585	537	909	1,197	3,228
2008	44	—	146	369	559
2007	32	—	—	17	49
2006	—	—	—	—	—

Gazyva	Q1	Q2	Q3	Q4	Total
2014	51	283	—	—	334

* As reported to PDL by its licensees
Totals may not sum due to rounding
Q1 2014 royalty revenue by product above do not include a $5 million payment received from Genentech in Q1 2014 for a retroactive settlement payment from 2013.

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Reported Net Sales Revenue by Product ($ in 000's) *
Avastin	Q1	Q2	Q3	Q4	Total
2014	1,786,912	1,838,764	—	—	3,625,676
2013	1,653,108	1,694,678	1,746,135	1,819,877	6,913,798
2012	1,502,757	1,573,727	1,551,327	1,662,977	6,290,788
2011	1,597,461	1,582,705	1,581,095	1,469,994	6,231,255
2010	1,506,788	1,596,892	1,594,707	1,646,218	6,344,605
2009	1,345,487	1,295,536	1,439,730	1,514,053	5,594,806
2008	980,715	1,084,930	1,180,427	1,239,382	4,485,454
2007	678,068	746,587	797,013	875,084	3,096,752
2006	439,318	516,052	570,551	592,897	2,118,817

Herceptin	Q1	Q2	Q3	Q4	Total
2014	1,731,564	1,801,990	—	—	3,533,554
2013	1,681,574	1,744,145	1,681,860	1,726,551	6,834,130
2012	1,515,255	1,625,313	1,663,695	1,650,495	6,454,759
2011	1,391,568	1,559,975	1,642,898	1,432,771	6,027,211
2010	1,270,846	1,349,512	1,300,934	1,409,310	5,330,602
2009	1,210,268	1,133,993	1,226,435	1,278,626	4,849,323
2008	1,105,426	1,195,215	1,211,982	1,186,806	4,699,428
2007	891,761	949,556	979,602	1,015,033	3,835,952
2006	529,585	659,719	761,099	803,576	2,753,979

Lucentis	Q1	Q2	Q3	Q4	Total
2014	818,376	789,483	—	—	1,607,859
2013	1,203,179	1,171,423	1,200,791	1,212,651	4,788,045
2012	1,079,092	1,086,543	1,097,541	1,109,695	4,372,871
2011	887,757	943,418	1,052,809	1,075,015	3,958,999
2010	721,967	698,890	745,376	804,684	2,970,917
2009	462,103	469,736	555,296	615,212	2,102,347
2008	363,615	393,682	460,167	454,922	1,672,386
2007	224,820	219,579	299,995	322,300	1,066,695
2006	—	—	10,689	157,742	168,431

Xolair	Q1	Q2	Q3	Q4	Total
2014	425,243	428,171	—	—	853,414
2013	341,309	365,778	391,900	401,333	1,500,321
2012	310,234	314,638	347,796	340,431	1,313,100
2011	267,754	277,642	310,874	314,911	1,171,182
2010	228,859	225,878	251,055	263,389	969,179
2009	184,669	181,086	211,006	219,693	796,454
2008	137,875	169,521	177,179	183,753	668,329
2007	129,172	130,700	144,250	147,754	551,876
2006	95,241	99,354	112,608	118,002	425,204

Perjeta	Q1	Q2	Q3	Q4	Total
2014	158,809	206,333	—	—	365,142
2013	34,008	55,076	66,353	87,949	243,386
2012	—	—	5,080	25,000	30,079

PDL BioPharma, Inc.
Q2 2014
August 19, 2014

Reported Net Sales Revenue by Product ($ in 000's) *
Kadcyla	Q1	Q2	Q3	Q4	Total
2014	91,031	117,212	—	—	208,243
2013	—	21,459	73,626	85,906	180,991

Tysabri	Q1	Q2	Q3	Q4	Total
2014	428,561	442,492	—	—	871,053
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890

Actemra	Q1	Q2	Q3	Q4	Total
2014	114,865	124,736	—	—
2013	87,703	91,374	97,961	124,815	401,852
2012	56,662	66,624	71,505	82,053	276,843
2011	30,433	35,370	46,709	48,671	161,183
2010	52,908	5,405	10,493	22,919	91,725
2009	19,504	17,920	30,313	39,888	107,625
2008	1,452	1,377	5,981	12,305	21,115
2007	—	—	—	1,137	1,137

Gazyva	Q1	Q2	Q3	Q4	Total
2014	3,095	8,697	—	—	11,792

* As reported to PDL by its licensee
Totals may not sum due to rounding